EXHIBIT 10.10

                  RESALE SOLUTIONS SWITCHED SERVICES AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into by and between SPRINT COMMUNICATIONS COMPANY L.P. ("Sprint"), and MATRIX
TELECOM, INC. ("Customer"). Sprint and Customer are "Parties" hereto.

In consideration of the mutual promises contained herein, the Parties agree as follows:

1. DEFINITIONS. Capitalized terms appearing in bold print are defined in Exhibit 1.

2. CONFIDENTIALITY. During the Term and thereafter, neither Party shall disclose any terms of this Agreement, including pricing, or Proprietary Information of the other Party. Proprietary Information shall remain the property of the disclosing Party. A Party receiving Proprietary Information shall: (i) use or reproduce such information only when necessary to perform this Agreement; (ii) provide at least the same care to avoid disclosure or unauthorized use of such information as it provides to protect its own Proprietary Information; (iii) limit access to such information to its employees or agents who need such information to perform this Agreement; and (iv) return or destroy all such information, including copies, after the need for it has expired, upon request of the disclosing Party, or upon termination of this Agreement.

The foregoing notwithstanding, Sprint agrees to allow AvTel Communications, Inc., the corporate parent of Matrix ("AvTel") to disclose to the Securities and Exchange Commission ("SEC") the minimum amount of information necessary to insure AvTel's compliance with applicable filing requirements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. In no event will any rates, charges, pricing, or other information in any Attachment to the Agreement be disclosed to the SEC without the express written consent of Sprint, which shall not be unreasonably withheld.

Because of the unique nature of Proprietary Information, a breach of this paragraph may cause irreparable harm for which monetary damages may be inadequate compensation. Accordingly, in addition to other remedies, a Party may seek injunctive relief to enforce this paragraph.

3. TERM. Provided Customer executes this Agreement by March 13, 1998, the Term will commence on February 14, 1998. The Term will continue after commencement for the period specified in Attachment A.

4.   TERMINATION FOR CAUSE.

4.1 A Party may terminate this Agreement upon the other Party's failure to cure any of the following within 30 days following written notice thereof: (a) the
(i) insolvency, corporate reorganization, arrangement with creditors, receivership or dissolution of the other Party; or (ii) institution of bankruptcy proceedings by or against the other Party; (b) assignment or attempted assignment of the Agreement or any interest therein, except as permitted by Paragraph 24 hereof; (c) change in control of the defaulting Party without the other Party's prior written consent, which consent shall not be unreasonably withheld; (d) a final order by a government entity with appropriate jurisdiction that a Service or the relationship hereunder is contrary to law or regulation; or (e) breach of any material provision herein not otherwise referred to in Paragraph 4.

4.2 Sprint may terminate this Agreement immediately and without notice if Customer fails to cure a breach as provided in Paragraph 8 or breaches a provision of Paragraph 17 or 18.

4.3 Customer may terminate the Agreement upon 30 days written notice if special rate adjustments exceed the maximum provided in Paragraph 16.

4.4 Upon termination of this Agreement a Party may recover from the other all sums it is owed at the time of termination.

5.   TERMINATION WITHOUT CAUSE:  EARLY TERMINATION CHARGE.

5.1 Customer may terminate this Agreement at any time without cause upon 90 days prior written notice to Sprint and payment to Sprint of the Early Termination Charge in Subparagraph 5.2. Service will be discontinued the first business day of the fourth month after such notice of termination.

5.2 Carrier Transport Base Rates and Promotional Discounts are based on Customer's agreement to purchase Service for the entire Term. It is difficult if not impossible to calculate Sprint's loss if Customer terminates the Agreement pursuant to Subparagraph 5.1 prior to the end of the Term. Therefore, to Compensate Sprint for such loss, and not as a penalty, Customer shall pay Sprint an Early Termination Charge in the event of such termination. The Early Termination Charge shall equal 50% of the sum of the Minimum Commitment for each month remaining in the Term when Service is discontinued pursuant to Subparagraph 5.1. The Early Termination Charge shall be paid within 30 days after the notice provided pursuant to Subparagraph 5.1.

6.   APPLICATION OF TARIFFS:  INTERSTATE ADJUSTMENT

6.1 Interstate and international Service shall be provided pursuant to Tariff as supplemented by this Agreement. In the event of a conflict between this Agreement and any Tariff, the Tariff shall control.

6.2 Intrastate Service is provided pursuant to Tariff in every respect. Promotional Discounts will not apply to intrastate Service. An Interstate Adjustment may be applied based on intrastate usage as provided in Attachment D. The Interstate Adjustment shall be based on intrastate usage at the Product Hierarchy Level and will equal the difference between (a) such usage priced at Tariff less Tariff discounts and (b) such usage priced at the Interstate Adjustment Rate in Attachment D less Discount One discounts. The Interstate Adjustment for a given month shall not exceed interstate billing for such month.

6.3 Customer shall pay all Tariff charges including, without limitation, fixed charges, feature charges, enhanced 800 charges, access facility charges, installation and other non-recurring charges except as noted in the Attachments to this Agreement.

6.4 Sprint may modify or withdraw Tariffs from time to time, which may include discontinuation of any Service without Sprint's liability.

7. RELATIONSHIP OF PARTIES. Neither this Agreement nor the provision of Service creates a joint venture, partnership or agency between Sprint and Customer. Customer is the service provider with respect to End Users. Sprint is merely a supplier to Customer with no relationship to End Users.

8. USE OF NAME AND MARKS. This Agreement confers no right to use the name, service marks, trademarks, copyrights, patents or CIC of either Party except as expressly provided herein. Neither Party shall take any action which would compromise the registered copyrights or service marks of the other.

Sprint's name is proprietary and nothing herein constitutes a general license authorizing its use. Customer may not: (a) promote or advertise Sprint's name or capabilities to End Users or prospective End Users; (b) attempt to sell its service using Sprint's name; or (c) represent to End Users or prospective End Users that they would be Sprint customers or that they may obtain Sprint service from Customer.

Sprint shall provide Customer written notice of a breach of this paragraph. Customer shall use its best efforts to immediately cure such breach, advising Sprint of its actions. If, in Sprint's notice, then Sprint may, at its option, terminate the Agreement pursuant to Subparagraph 4.2.

Sprint's provision of Network Extension Service may result in End Users being notified by their LEC that Sprint is their designated PIC. Therefore, to avoid confusion and potential "slamming" complaints, Sprint hereby authorizes Customer to use Sprint's name under the following conditions to provide End Users from whom Customer has obtained a PIC Authorization with a fulfillment piece containing the following Notice (the "Notice"):

     We want to affirm how ____ will provide your long distance service. Although ____ will provide your invoice and customer service, we use major national carriers to actually carry your long distance calls.

     After subscribing to our service, you may receive a notice from your local phone company which says that your long distance "Carrier of Choice" is Sprint. ______ has selected Sprint as the long distance network provider it will use to handle your calls. That selection was based on your quality and price requirements. If you have any questions about your order, please call our toll free customer service number, 1-800-____-_________.

If Customer subscribes to Sprint Express, calls placed by End Users to the Sprint ITFS number will be answered "Sprint operator." This may cause confusion if the End User does not know its calls are being carried on the Sprint network. Therefore, to avoid such confusion, Sprint hereby authorizes Customer to provide End Users who use Sprint Express with a fulfillment piece containing the following notice (the "Sprint Express Notice"): "International call origination may be provided by a Sprint operator." Sprint may withdraw consent to use the Sprint Express Notice upon 10 days written notice.

Customer shall obtain Sprint's prior written approval of any fulfillment piece in which the Notice or the Sprint Express

Notice will appear.

9. SERVICE. Services provided hereunder are described in Exhibit 2.

10.  LEGAL COMPLIANCE:  REMEDIES FOR NON-COMPLIANCE.

10.1 Customer represents and warrants that (a) it has obtained all licenses and regulatory authority necessary to operate as contemplated herein and (b) it will not submit an End User ANI for activation without obtaining and maintaining a proper PIC Authorization.

10.2 If, in Sprint's opinion, Customer breaches this paragraph, Sprint may (a) terminate this Agreement pursuant to Subparagraph 4.1(e), (b) reject End User ANIs submitted by Customer for placement under its account, and/or (c) discontinue Promotional Discounts. If Sprint elects option (b) or (c), it will resume accepting ANIs and/or reinstate Promotional Discounts only after Customer produces evidence satisfactory to Sprint that it has cured its breach.

11.  CUSTOMER RESPONSIBILITIES.

11.1 Customer shall not be relieved of any obligation hereunder by virtue of the fact that Service is ultimately used by End Users.

11.2 Customer shall produce for Sprint's inspection, at Customer's expense, any PIC Authorization within 48 hours after Sprint's oral or written request, or within any shorter period required by a LEC or regulatory agency. If Customer fails to comply with this subparagraph, then Sprint may (a) discontinue Promotional Discounts and/or (b) refuse to activate additional ANIs under Customer's account.

11.3 Customer shall reimburse Sprint for any charge assessed by a LEC for processing a PIC request initiated by Customer and pay Sprint a PIC Assessment Fee equal to 25% of such charge.

11.4 Customer shall be solely responsible for End User solicitation, service requests, creditworthiness, customer service, billing and collection.

11.5 Customer shall be financially liable for usage generated by each End User ANI activated by Sprint until such ANI is presubscribed to another IXC. Customer may request Sprint to block Network Extension Service to an ANI upon the End User's failure to pay Customer, subject to Customer's prior certification to Sprint that it has given the End User any notice required by law. Customer shall reimburse Sprint for expenses incurred to block an ANI.

11.6 Customer shall be solely liable for amounts it cannot collect from End Users, and billing adjustments it grants End Users, including adjustments for fraudulent charges, directory assistance or any other form of credit.

11.7 Customer shall comply with Sprint's network interface procedures when it orders its own access facilities.

12. SERVICE ACTIVATION. Sprint will use reasonable efforts to provide switched Service within 15 days, and dedicated Service within 30 days, following Customer's order, or the requested delivery date, whichever is later. These deadlines will be extended by the time it takes to address activation errors or obtain from Customer a complete and accurate order or PIC Authorization. Customer shall reimburse Sprint for LEC imposed fees resulting from a request to expedite Service.

13.  PRICING; FORWARD PRICING; GENERAL CONDITIONS.

13.1 Pricing.  Resale Solutions Base Rates and Promotional
Discounts are contained in the Attachments hereto.

13.2 Prices in Lieu of Other Discounts. Resale Solutions Base Rates and Promotional Discounts are extended in lieu of any other Tariff or contractual discount, special pricing, or discount term plan. Discounts upon discounts are only permitted if expressly provided for herein.

13.3 Prices Contingent on Performance. Resale Solutions Base Rates and Promotional Discounts are contingent on Customer's full performance of all terms of the Agreement. If Customer fails to pay the undisputed portion of an invoice pursuant to Paragraph 17, all Service for which payment is past due may, at Sprint's option, be priced at Resale Solutions Base Rates.

13.4 Per Minute Charges. Resale Solutions Base Rates are invoiced based on Per Minute Charges utilizing the Rate Periods and Billing Increments in Attachment B.

13.5 Non-Bell Switched Origination, Termination and 800 Origination Charges. Customer shall pay the charges specified in Attachment B for each originating minute and each terminating minute of an interstate call that originates and/or terminates in a Non-Bell Service Area.

13.6 Switched Origination, and Termination Charges. Customer shall pay the charges specified in Attachment B for each originating minute and each terminating minute of an interstate call.

13.7 Promotional Pricing Levels. Customer will receive Discount One and Discount Two discounts applied only to Rate Elements as provided in Attachments C and D.

13.8 Forward Pricing. As a transition to the pricing hereunder, Discount Two discounts may be based for a period of time on the grater of Customer's actual Discount Two Monthly Volume of Service or a specified Forward Pricing Volume of Service. The Forward Pricing Volume of Service and the period during which it may be applied are specified in Attachment A.

13.9 Pricing Contingent on Primary Carrier Status. Pricing hereunder is contingent on Customer utilizing Sprint as its Primary Carrier for the Primary Carrier Services listed in Attachment A.

If 800 Service is a Primary Carrier Service then Customer shall (a) designate Sprint as its Primary Carrier in the 800 Service Management System database for all interstate 800 traffic that is not originated directly by Customer and (b) maintain access facilities sufficient to send at least 80% of its traffic to Sprint with no more than 2% blockage during the peak busy hour of Customer's average business day.

If Resale Connect One Plus is a Primary Carrier Service then 80% of all End User ANIs under Customer's control shall be PICed to Sprint during the Term.

If Resale Direct Extension is a Primary Carrier Service then 80% of all Dedicated Access End Users under Customer's control shall be placed on the Sprint network during the Term.

If Resale Direct is a Primary Carrier Service then Customer shall maintain access facilities sufficient to send to Sprint at least 99% of the traffic Customer does not terminate itself.

Customer shall produce, within 30 days following Sprint's request, evidence acceptable to Sprint that it is in compliance with this subparagraph. Failure to maintain Sprint as Primary Carrier on any Primary Carrier Service will result in Service being provided hereunder at Carrier Transport Base Rates for the remainder of the Term. Customer may select a temporary back-up carrier for any period during which it is affected by a Sprint network outage.

14.  SURCHARGES.

14.1 Minimum Commitment Surcharge. Any month Customer fails to meet the Minimum Commitment stated on Attachment A, Customer shall pay a surcharge for Service provided during such month equal to 25% of the difference between the Minimum Commitment and Customer's Net Usage. The Minimum Commitment shall not relieve Customer of any credit or security obligation hereunder.

14.2 LEC Cap Surcharge. Any month Customer exceeds the Maximum Non-Bell Traffic Percentage specified in Attachment B for any Service type, Customer shall pay Sprint the per minute surcharge for such Service specified in Attachment B for each minute above the Maximum Non-Bell Traffic Percentage that originates from or terminates to a Non-Bell Service Area. Maximum Non-Bell Traffic Percentages will be calculated independently for originating and terminating minutes at each Product Hierarchy Level.

14.3 Minimum Average Time Requirement Surcharge. Any month Customer fails to equal or exceed the Minimum Average Time Requirement specified in Attachment B for Services specified in Attachment B, then Customer shall pay Sprint a per minute surcharge on such usage equal to (a) the per minute surcharge specified in Attachment B multiplied by (b) the difference between (i) the number of minutes the Service was used and (ii) the number of calls using the Service multiplied by the Minimum Average Time Requirement. This surcharge shall be calculated at each Product Hierarchy Level.

14.4 Noncomplete Call Surcharge. Any month Customer exceeds the Maximum Noncomplete 800 Call percentage for interstate Resale Direct Toll Free, Resale Direct Toll Free Extension, and/or interstate Resale Connect Toll Free traffic as stated on Attachment B, Customer shall pay Sprint a surcharge equal to the amount stated in Attachment B for each Noncomplete 800 Call in excess of the Maximum Noncomplete 800 Call Percentage. This surcharge shall be calculated at each Product Hierarchy Level.

14.5 Minimum Port Usage Surcharge. Any month Customer fails to equal or exceed the Minimum Port Usage per Active Resale Direct Port as stated on Attachment A, Customer shall pay Sprint a surcharge on its Direct usage equal to the difference between (a)

Customer's actual Net Usage for Resale Direct Service and (b) the Minimum Port Usage multiplied by the total number of Active Resale Direct Ports. This surcharge shall be calculated at each Product Hierarchy Level.

15. SERVICE CHARGES. Customer shall pay Sprint a $25 service charge for each End User ANI or 800 number Customer submits for activation (a) that sprint determines lacks a proper PIC Authorization or (b) that requires Sprint to disconnect or transfer such ANI or 800 number from Sprint's data base before placing it within Customer's CTIS hierarchy. However, the service charge provided for in 15(b) will be waived if such End User ANIs, or 800 numbers, do not exceed 15% of the total ANIs, or 800 numbers, submitted by Customer during the previous 90 days.

16.  SPECIAL RATE ADJUSTMENTS.

16.1 Sprint may, after 15 days notice to Customer, adjust the price of Service provided hereunder to reflect changes in international cost of service or currency exchange rates.

16.2 Sprint will amend Attachment B switched origination and switched termination access charges effective on the first day of January and July. The adjustment will reflect increases and/or decreases in statewide average per-minute originating and terminating interstate LEC access charges imposed on Sprint. Customer will pay amended Attachment B charges beginning on the effective date of the amendment until the effective date of the succeeding amendment. Attachment B charges apply only to those Services identified in Attachment B, paragraph B.13.6.

17.  PAYMENT FOR SERVICE.

17.1 Payment Obligation. Customer shall pay Sprint for Service pursuant to the terms of this Agreement and applicable Tariffs.

17.2 Call Detail. Sprint will provide Customer with a call detail media containing Customer's Service usage. Sprint may, at it's option, and without liability to Customer, modify the format of the call detail media following 30 days written notice to Customer.

17.3 Payment Procedure. Sprint will invoice Customer monthly for service provided hereunder. Invoices shall be due and payable upon receipt. Undisputed charges for Service that are not paid within 30 days after Customer's receipt of the invoice shall be past due. Interest will be charged on past due amounts beginning the 31st day following Customer's receipt of the invoice at a rate equal to the lesser of 18% per annum or the maximum rate allowed by law.

The price of Service is exclusive of applicable taxes. Resale Solutions Base Rates and Promotional Discounts are contingent on Customer providing Sprint with certificates from appropriate taxing authorities exempting Customer from taxes that would otherwise be invoiced hereunder.

17.4 BILLING DISPUTES. If Customer in good faith disputes any invoiced amount, it shall submit to Sprint, within 60 days following receipt of the invoice, full payment of the undisputed portion of the invoice and written documentation identifying and substantiating the disputed amount. If the Parties, in good faith, cannot resolve the dispute within a reasonable period of time, then the dispute shall be settled by arbitration pursuant to Paragraph 22.

18. PAYMENT SECURITY. Provision of Service is contingent on credit approval by Sprint. Upon request by Sprint, Customer shall provide Sprint with financial statements, or other indications of Customer's Financial circumstances. If Customer's financial circumstances or payment history is or becomes unacceptable to Sprint, then Sprint may require a deposit, irrevocable letter of credit or other form of security acceptable to Sprint. Customer's failure to provide such security within 10 days following Sprint's request shall constitute a default under Subparagraph 4.2.

19. INDEMNIFICATION. Each Party (as "Indemnitor") shall indemnify, defend and hold harmless the other party (as "Indemnitee") from and against any and all liabilities, costs, damages, fines, assessments, penalties and expenses (including reasonable attorneys' fees) resulting from (a) breach of any provision in this Agreement by Indemnitor, its employees or agents, or (b) any misrepresentation or illegal act of Indemnitor, its employees or agents, arising out of the Indemnitor's performance hereunder.

Customer shall indemnify, defend and hold Sprint harmless from and against any and all liabilities, costs and damages (including reasonable attorneys' fees) resulting from any claim arising out of: (i) use of Service by Customer to extend its service to End Users; (ii) use of Service by Customer or End Users;
(iii) libel, slander, or patent or trademark infringement arising from the combination or use of Service with Customer provided service or facilities; or
(iv) Customer's marketing, advertising, sales or promotional activities.

20. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LOSS OF PROFITS, LOSS OF CUSTOMERS OR GOODWILL ARISING FROM THE RELATIONSHIP OR CONDUCT OF BUSINESS HEREUNDER.

21. WARRANTIES. WARRANTIES AND REMEDIES SET FORTH IN THE AGREEMENT AND SPRINTS TARIFFS ARE THE ONLY WARRANTIES AND REMEDIES WITH RESPECT TO THE SERVICE, AND ARE IN LIEU OF ANY OTHER WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

22. ARBITRATION. Any dispute arising out of or relating to the Agreement will be finally settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1, et. seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court with jurisdiction. The arbitration will be held in the Kansas City, MO metropolitan area.

23. NOTICES. Notices, requests or other communications (excluding invoices) hereunder shall be in writing and sent by certified mail addressed as follows:

     If to Sprint:  Sprint Communications Company
                    5420 LBJ Freeway, Suite 1700

                    Dallas, TX  75240
                    Attention:  Vice President-Wholesale Services

     With copy to:  Sprint Communications Company
                    8140 Ward Parkway
                    Kansas City, MO  64114
                    Attention:  Vice President Law-
Marketing/Sales

     If to Customer:______________________________
                    ==============================
                    Attention:____________________

24. ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated to any other entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

25. EXCUSABLE DELAY. In the event of an Excusable Delay the performance obligations of the Parties hereunder shall be suspended and the Term shall be extended for a period of time equal to the length of such delay; provided, however, the affected Party shall promptly notify the other Party of the nature of the delay and the estimated time that it will continue. If an Excusable Delay continues for more than 90 days and has a material adverse impact on the other Party, such other Party may, at its option and upon written notice to the other Party, terminate this Agreement without liability other than payment for Service provided prior to termination. Notwithstanding the foregoing, neither party may invoke this paragraph with regard to any event listed in Paragraph 4 or to delay performance of Paragraphs 17 or 18.

26. CAPTIONS. Captions of the paragraphs and subparagraphs herein are for convenience only, are not part of the Agreement and shall not define or limit any of the Agreement's terms.

27. CHOICE OF LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Kansas.

28. RULES OF CONSTRUCTION. No rule of construction requiring interpretation against the draftsman shall apply in the interpretation of this Agreement.

29. ENTIRE AGREEMENT. This Agreement, together with the attached Exhibits and Attachments, represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other agreements between the Parties relating to the Service.

30. MODIFICATION OF AGREEMENT. This Agreement, including its Exhibits and Attachments, may be amended, modified or supplemented only by a separate written document executed by both Parties with the formality of this Agreement.

31. WAIVER OF TERMS. No term or provision herein shall be waived, and no breach or default excused, unless such waiver or consent is in writing and signed by the Party to which it is attributed. No consent by a Party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, or waiver of, any subsequent breach or default.

32. PARTIAL INVALIDITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render the Agreement unenforceable, but rather the Agreement shall be construed as if not containing the invalid or unenforceable provision. However, if such provision is an essential element of this Agreement, the Parties shall promptly attempt to negotiate a substitute therefor.

33. CUMULATIVE REMEDIES. Except as otherwise provided herein, the remedies provided for in this Agreement are in addition to any other remedies available at law or in equity.

34. EXPIRATION OF OFFER. Sprint's offer to enter into this Agreement shall be withdrawn if the Agreement is not executed by both Parties within 45 days after the Proposal Date stated on Attachment A.

EXECUTED and made effective as provided herein.


MATRIX TELECOM, INC.             SPRINT COMMUNICATIONS COMPANY L.P.


By /s/ JAMES P. PISANI           By /s/ PAGET ALVES
----------------------           ----------------------------------
       President                    President, Wholesale Services Group

Date: March 12, 1998